Exhibit 99.1

Belden Reports Record Fourth Quarter and Full Year 2025 Results

St. Louis, Missouri – February 12, 2026 - Belden Inc. (NYSE: BDC) (“Belden” or the “Company”), a leading global supplier of specialty networking solutions, today reported fiscal fourth quarter and full year results for the period ended December 31, 2025.

Fourth Quarter 2025 Highlights
•Record Revenues of $720 million, up 8% y/y and up 5% y/y organically
•GAAP EPS of $1.70, up 20% y/y
•Record Adjusted EPS of $2.08, up 8% y/y
•Repurchased 0.4 million shares for $45 million during the quarter

Full Year 2025 Highlights
•Record Revenues of $2,715 million, up 10% y/y and up 6% y/y organically
•GAAP EPS of $5.91, up 23% y/y
•Record Adjusted EPS of $7.54, up 19% y/y
•Repurchased 1.7 million shares for $195 million during the year

"2025 was a year of clear progress and broadened market traction across the business," said Ashish Chand, President and CEO of Belden Inc. "Record orders underpinned a milestone year, delivering record revenue of $2.7 billion, up 10% year over year, and record adjusted EPS of $7.54, up 19% year over year. Performance was led by broad-based strength in Automation Solutions combined with accelerating adoption of our solutions portfolio. Consistent with our capital allocation priorities, we repurchased 1.7 million shares for $195 million during the year. We remain confidently on track to achieve our long-term targets, building on this progress to deliver sustained, profitable growth and enduring shareholder value."

Fourth Quarter 2025

Revenues for the quarter increased $54 million, or 8%, to $720 million from $666 million in the year-ago period. Revenues increased 5% organically, with Automation Solutions up 10% and Smart Infrastructure Solutions flat. Net income was $68 million, compared to $58 million in the year-ago period. Net income as a percentage of revenues was 9.4%, compared to 8.8% in the year-ago period. EPS totaled $1.70 for the quarter, compared to $1.42 in the year-ago period.

Adjusted EBITDA was $122 million, up $8 million, or 7%, compared to $114 million in the year-ago period. Adjusted EBITDA margin was 17.0%, down 10 bps, compared to 17.1% in the year-ago period. Adjusted EPS was $2.08, increasing 8% compared to $1.92 in the year-ago period. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

Full Year 2025

Revenues for the year increased $254 million, or 10%, to $2,715 million from $2,461 million in the prior year. Revenues increased 6% organically, with Automation Solutions up 11% and Smart Infrastructure Solutions up 1%. Net income was $238 million, compared to $198 million in the prior year. Net income as a percentage of revenues was 8.7%, compared to 8.1% in the prior year. EPS totaled $5.91, compared to $4.80 in the prior year.

Adjusted EBITDA was $459 million, up $48 million, or 12%, compared to $411 million in the prior year. Adjusted EBITDA margin was 16.9%, up 20 bps, compared to 16.7% in the prior year. Adjusted EPS was $7.54, increasing 19% compared to $6.36 in the prior year.

Belden Announces Strategic Realignment to Accelerate Solutions Transformation

Effective January 1, 2026, Belden transitioned from a legacy business segment structure to a unified, functional operating model that applies across the enterprise, from executive leadership to our functional teams. In this model, the company is organized around core functions rather than separate businesses to align resources and accountability in support of our continued solutions transformation. As IT and OT networks increasingly converge, realigning our organizational structure enables us to sell and deliver converged solutions more efficiently and consistently. The new model enables us to leverage the full product portfolio for customers, speed up decision making, clarify accountability and make it simpler to package customer centric integrated solutions.

Reflecting this realignment, beginning next quarter we will report consolidated financials as a single segment while continuing to provide insights into key markets and verticals. This structure accelerates our solutions transformation within key verticals and allows us to bring integrated offerings to market faster to address customers' most pressing needs. These changes position Belden to unlock additional value for shareholders as our solutions transformation advances.

Outlook

“We are strategically positioned for the long term, with secular trends such as digitization, IT/OT convergence, physical AI and data driven efficiency supporting customer needs,” said Dr. Chand. “At the same time, we recognize there is ongoing uncertainty in the market. Our growing solutions adoption underscores ongoing customer demand, and our resilient business model and disciplined execution enable us to manage near term variability. Our guidance reflects these dynamics and aligns with Belden’s typical seasonal trends. We will continue to monitor market conditions closely and remain focused on executing the solutions transformation and delivering long term value for shareholders.”

Assuming the continuation of current market conditions, the table below provides guidance for the first quarter of 2026.

First Quarter 2026:
Guidance
Revenues (million)	$675 - $690
GAAP EPS	$1.21 - $1.31
Adjusted EPS	$1.65 - $1.75

Earnings Conference Call

Management will host a conference call today at 8:30 am ET to discuss the results. The listen-only audio of the conference call will be broadcast live online at https://investor.belden.com. The dial-in number for participants is 1-800-330-6710 with confirmation code 3143721. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Earnings per Share (EPS) and Organic Growth

All references to EPS within this earnings release refer to net income per diluted share attributable to Belden stockholders. Organic growth is calculated as the change in revenues excluding the impacts from currency exchange rates, copper prices, acquisitions, and divestitures.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

	(In thousands, except per share data)
Revenues	$720,120	$666,042	$2,715,194	$2,460,979
Cost of sales	(456,554)	(416,226)	(1,684,022)	(1,538,757)
Gross profit	263,566	249,816	1,031,172	922,222
Selling, general and administrative expenses	(130,507)	(137,362)	(533,366)	(494,603)
Research and development expenses	(32,542)	(28,968)	(128,758)	(112,365)
Amortization of intangibles	(12,975)	(14,307)	(53,356)	(48,794)
Operating income	87,542	69,179	315,692	266,460
Interest expense, net	(12,489)	(10,849)	(46,355)	(38,303)
Loss related to revolver refinancing	—	—	(76)	—
Non-operating pension cost	(1,192)	(962)	(2,395)	(215)
Income before taxes	73,861	57,368	266,866	227,942
Income tax benefit (expense)	(5,972)	1,014	(29,344)	(29,528)
Net income	67,889	58,382	237,522	198,414
Less: Net loss attributable to noncontrolling interest	—	(2)	—	(19)
Net income attributable to Belden stockholders	$67,889	$58,384	$237,522	$198,433

Weighted average number of common shares and equivalents:
Basic	39,250	40,312	39,605	40,694
Diluted	39,882	41,087	40,210	41,299

Basic income per share attributable to Belden stockholders	$1.73	$1.45	$6.00	$4.88

Diluted income per share attributable to Belden stockholders	$1.70	$1.42	$5.91	$4.80

Common stock dividends declared per share	$0.05	$0.05	$0.20	$0.20

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	Smart Infrastructure Solutions	Automation Solutions

	(In thousands, except percentages)

For the three months ended December 31, 2025
Segment Revenues	$322,441	$397,679
Segment EBITDA	40,773	82,529
Segment EBITDA margin	12.6%	20.8%
Depreciation expense	7,435	9,943
Amortization of intangibles	8,442	4,533
Amortization of software development intangible assets	53	3,612
Severance, restructuring, and acquisition integration costs	(136)	1,388
Adjustments related to acquisitions and divestitures	175	267

For the three months ended December 31, 2024
Segment Revenues	$319,581	$346,461
Segment EBITDA	42,401	71,465
Segment EBITDA margin	13.3%	20.6%
Depreciation expense	6,954	7,732
Amortization of intangibles	9,163	5,144
Amortization of software development intangible assets	12	2,697
Severance, restructuring, and acquisition integration costs	6,647	2,699
Adjustments related to acquisitions and divestitures	3,309	298

For the twelve months ended December 31, 2025
Segment Revenues	$1,219,422	$1,495,772
Segment EBITDA	147,942	313,386
Segment EBITDA margin	12.1%	21.0%
Depreciation expense	29,069	34,715
Amortization of intangibles	34,228	19,128
Amortization of software development intangible assets	153	12,140
Severance, restructuring, and acquisition integration costs	6,757	8,210
Adjustments related to acquisitions and divestitures	175	862

For the twelve months ended December 31, 2024
Segment Revenues	$1,143,790	$1,317,189
Segment EBITDA	140,092	269,766
Segment EBITDA margin	12.2%	20.5%
Depreciation expense	26,231	30,152
Amortization of intangibles	28,642	20,152
Amortization of software development intangible assets	12	10,552
Severance, restructuring, and acquisition integration costs	15,165	7,649
Adjustments related to acquisitions and divestitures	3,572	1,192

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$389,887	$370,302
Receivables, net	462,845	409,711
Inventories, net	402,345	343,099
Other current assets	94,303	73,117
Total current assets	1,349,380	1,196,229
Property, plant and equipment, less accumulated depreciation	566,020	495,625
Operating lease right-of-use assets	113,033	118,551
Goodwill	1,036,821	1,018,677
Intangible assets, less accumulated amortization	399,799	419,074
Deferred income taxes	14,512	16,353
Other long-lived assets	64,056	63,429
	$3,543,621	$3,327,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$361,432	$315,724
Accrued liabilities	336,067	306,980
Total current liabilities	697,499	622,704
Long-term debt	1,285,666	1,130,101
Postretirement benefits	63,598	63,260
Deferred income taxes	98,060	77,333
Long-term operating lease liabilities	94,372	100,049
Other long-term liabilities	40,002	39,755
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	867,457	839,755
Retained earnings	1,405,572	1,176,036
Accumulated other comprehensive loss	(97,204)	(3,532)
Treasury stock	(911,904)	(718,026)
Total stockholders’ equity	1,264,424	1,294,736
	$3,543,621	$3,327,938

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited)

	Twelve Months Ended
	December 31, 2025	December 31, 2024

	(In thousands)
Cash flows from operating activities:
Net income	$237,522	$198,414
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	129,433	115,741
Share-based compensation	30,015	27,532
Deferred income tax expense (benefit)	5,029	(15,954)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes, acquired businesses and disposals:
Receivables	(37,771)	18,861
Inventories	(48,232)	24,318
Accounts payable	19,456	(21,724)
Accrued liabilities	9,529	11,354
Income taxes	(9,094)	6,639
Other assets	(281)	(6,689)
Other liabilities	19,258	(6,416)
Net cash provided by operating activities	354,864	352,076
Cash flows from investing activities:
Capital expenditures	(136,172)	(129,100)
Cash used for disposal of businesses, net of cash sold	—	(1,316)
Cash from (used for) business acquisitions	7,744	(296,452)
Proceeds from disposal of tangible assets	191	113
Net cash used for investing activities	(128,237)	(426,755)
Cash flows from financing activities:
Payments under share repurchase program, including excise tax	(195,586)	(134,308)
Payments on revolving credit facility	(50,000)	—
Withholding tax payments for share-based payment awards	(20,818)	(9,659)
Cash dividends paid	(7,966)	(8,195)
Debt issuance costs paid	(3,197)	—
Payments under financing lease obligations	(1,833)	(1,134)
Payments to noncontrolling interest holders	—	(67)
Other	—	728
Proceeds from issuance of common stock	11,628	8,917
Borrowings on revolving credit facility	50,000	—
Net cash used for financing activities	(217,772)	(143,718)
Effect of foreign currency exchange rate changes on cash and cash equivalents	10,730	(8,345)
Net increase (decrease) in cash and cash equivalents	19,585	(226,742)
Cash and cash equivalents, beginning of period	370,302	597,044
Cash and cash equivalents, end of period	$389,887	$370,302

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory to fair value, and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.
We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for acquisition-related expenses, such as amortization of intangibles and impacts of fair value adjustments because they generally are not related to the acquired business' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight.
Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

	(In thousands, except percentages and per share amounts)
Revenues	$720,120	$666,042	$2,715,194	$2,460,979

GAAP gross profit	$263,566	$249,816	$1,031,172	$922,222
Amortization of software development intangible assets	3,665	2,709	12,293	10,564
Severance, restructuring, and acquisition integration costs	434	1,196	771	4,395
Adjustments related to acquisitions and divestitures	—	—	—	263
Adjusted gross profit	$267,665	$253,721	$1,044,236	$937,444

GAAP gross profit margin	36.6%	37.5%	38.0%	37.5%
Adjusted gross profit margin	37.2%	38.1%	38.5%	38.1%

GAAP selling, general and administrative expenses	$(130,507)	$(137,362)	(533,366)	(494,603)
Severance, restructuring, and acquisition integration costs	532	8,270	13,737	18,257
Adjustments related to acquisitions and divestitures	442	3,607	1,037	4,501
Adjusted selling, general and administrative expenses	$(129,533)	$(125,485)	$(518,592)	$(471,845)

GAAP research and development expenses	$(32,542)	$(28,968)	$(128,758)	$(112,365)
Severance, restructuring, and acquisition integration costs	286	(120)	459	162
Adjusted research and development expenses	$(32,256)	$(29,088)	$(128,299)	$(112,203)

GAAP net income	$67,889	$58,382	$237,522	$198,414
Income tax expense (benefit)	5,972	(1,014)	29,344	29,528
Interest expense, net	12,489	10,849	46,355	38,303
Loss related to revolver refinancing	—	—	76	—
Non-operating pension settlement loss	—	1,208	—	1,208
Total non-operating adjustments	18,461	11,043	75,775	69,039

Amortization of intangible assets	12,975	14,307	53,356	48,794
Severance, restructuring, and acquisition integration costs	1,252	9,346	14,967	22,814
Amortization of software development intangible assets	3,665	2,709	12,293	10,564
Adjustments related to acquisitions and divestitures	442	3,607	1,037	4,764
Total operating income adjustments	18,334	29,969	81,653	86,936
Depreciation expense	17,378	14,686	63,784	56,383

Adjusted EBITDA	$122,062	$114,080	$458,734	$410,772

GAAP income margin	9.4%	8.8%	8.7%	8.1%
Adjusted EBITDA margin	17.0%	17.1%	16.9%	16.7%

GAAP net income	$67,889	$58,382	$237,522	$198,414
Less: Net loss attributable to noncontrolling interest	—	(2)	—	(19)
GAAP net income attributable to Belden stockholders	$67,889	$58,384	$237,522	$198,433

GAAP net income	$67,889	$58,382	$237,522	$198,414
Plus: Operating income adjustments from above	18,334	29,969	81,653	86,936
Plus: Loss related to revolver refinancing	—	—	76	—
Plus: Non-operating pension settlement loss	—	1,208	—	1,208
Less: Net loss attributable to noncontrolling interest	—	(2)	—	(19)
Less: Tax effect of adjustments above	3,434	10,859	16,156	23,834
Adjusted net income attributable to Belden stockholders	$82,789	$78,702	$303,095	$262,743

GAAP net income per diluted share attributable to Belden stockholders (EPS)	$1.70	$1.42	$5.91	$4.80
Adjusted net income per diluted share attributable to Belden stockholders (Adjusted EPS)	$2.08	$1.92	$7.54	$6.36

GAAP and adjusted diluted weighted average shares	39,882	41,087	40,210	41,299

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)
We define free cash flow, which is a non-GAAP financial measure, as net cash from operating activities adjusted for capital expenditures net of the proceeds from the disposal of tangible assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

	(In thousands)
GAAP net cash provided by operating activities	$160,388	$174,719	$354,864	$352,076
Capital expenditures	(39,138)	(58,341)	(136,172)	(129,100)
Proceeds from disposal of assets	23	7	191	113
Non-GAAP free cash flow	$121,273	$116,385	$218,883	$223,089

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
2026 Guidance

Three Months Ended
March 29, 2026

GAAP EPS	$1.21- $1.31
Amortization of intangible assets	0.28
Severance, restructuring, and acquisition integration costs	0.12
Loss on debt extinguishment	0.03
Adjustments related to acquisitions and divestitures	0.01
Adjusted EPS	$1.65 - $1.75

Our guidance is based upon information currently available regarding events and conditions that will impact our future operating results. In particular, our results are subject to the factors listed under "Forward-Looking Statements" in this release. In addition, our actual results are likely to be impacted by other additional events for which information is not available, such as asset impairments, adjustments related to acquisitions and divestitures, severance, restructuring, and acquisition integration costs, gains (losses) recognized on the disposal of assets, gains (losses) on debt extinguishment, discontinued operations, and other gains (losses) related to events or conditions that are not yet known.

Forward-Looking Statements

This release contains, and any statements made by us concerning the subject matter of this release may contain, forward-looking statements, including our outlook for the first quarter of 2026 and beyond. Forward-looking statements also include any statements regarding future financial performance (including revenues, growth, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the impact of volatility in global trade policies and tariffs; disruptions in the Company’s information systems including due to cyber-attacks; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; the impact of a challenging global economy, including the impact of inflation, or a downturn in served markets; inflation and changes in the price and availability of raw materials leading to higher input and labor costs; the competitiveness of the global markets in which we operate; the impact of disruptions in the global supply chain, including the inability to timely obtain raw materials and components in sufficient quantities on commercially reasonable terms; the inability of the Company to develop and introduce new products; competitive responses to our products; difficulty in forecasting revenues due to the unpredictable timing of orders related to customer projects as well as the impacts of channel inventory; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to achieve our strategic priorities in emerging markets; the presence of substitute products in the marketplace; the impacts of extreme weather events and other climate-related catastrophes; the possibility of future epidemics or pandemics; volatility in credit and foreign exchange markets; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the inability to successfully complete and integrate acquisitions, in furtherance of the Company’s strategic plan, as well as the inability to accurately forecast the financial impacts of acquisitions; the inability to retain key employees; disruption of, or changes in, the Company’s key distribution channels; the presence of activists proposing certain actions by the Company; perceived or actual product failures; the impact of regulatory requirements and other legal compliance issues; inability to satisfy the increasing expectations with respect to environmental, social and governance matters; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; risks related to the use of open source software; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the period ended December 31, 2024, filed with the SEC on February 13, 2025. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden

Belden Inc. delivers complete connection solutions that unlock untold possibilities for our customers, their customers and the world. We advance ideas and technologies that enable a safer, smarter and more prosperous future. Throughout our 120+ year history we have evolved as a company, but our purpose remains – making connections. By connecting people, information and ideas, we make it possible. We are headquartered in St. Louis and have manufacturing capabilities in North America, Europe, Asia and Africa. For more information, visit us at www.belden.com; follow us on Facebook, LinkedIn and X/Twitter.

BDC-Financial

Contact:
Belden Investor Relations
Aaron Reddington, CFA
(317) 219-9359
Investor.Relations@Belden.com